Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of eXoZymes Inc. on Form S-1 of our report dated March 30, 2026, with respect to our audit of the consolidated financial statements of eXoZymes Inc. as of and for the years ended December 31, 2025 and 2024 appearing in the Annual Report on Form 10-K of eXoZymes Inc. for the year ended December 31, 2025. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

Las Vegas, Nevada
November 6, 2026